UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) February 17, 2006

AGRONIX, INC.

(Name of small business issuer as specified in its charter)

Florida	0-15893	65-0664961
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

#1008 – 510 West Hastings Street Vancouver, B.C., Canada	V6B 1L8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 714-1606

1666 West 75th Avenue

Vancouver, B.C., Canada V6P 6G2

Former name of former address, if changed since last report

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01

Other Events.

On February 17, 2006, the Company signed a Letter of Intent and Lock-Up Agreement with Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”), pursuant to which the Company agreed to acquire 100% of the issued and outstanding common stock of WNI.  Through a joint-venture structure, WNI owns 100% of Harbin Yingxia Industrial Group Co., Ltd., which is engaged in the development, production and sale of nutritional health products in China and other parts of Asia.

The acquisition of WNI will be completed through a share exchange transaction in which the Company issues shares of common stock and convertible preferred stock in exchange for all of the issued and outstanding shares of WNI.  Following completion of the transaction and a subsequent reverse stock split, the current shareholders of WNI will own approximately 33,600,000 shares, representing approximately 94% of the Company’s then issued and outstanding common stock, and the persons who were shareholders of the Company prior to the transaction will own approximately 2,008,000 shares, representing approximately 6% of the Company’s then issued and outstanding common stock.

In conjunction with completion of the transaction, WNI will pay the Company, or its designees, $200,000, and all of the Company’s current officers and directors will resign and appoint successors designated by WNI.

Definitive agreements will be prepared following completion of a due diligence investigation by each of the parties, and it is currently contemplated that the share exchange transaction will be completed on or before March 20, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRONIX, INC.

By: /s/ Brian Hauff, President, Chief Financial Officer and Director

Date:  February 22, 2006

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